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                                                                   EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Quovadx, Inc. for the registration of 138,575 shares of its common stock, and to the incorporation by reference therein of our report dated February 8, 2002 except for Note 10, as to which the date is March 1, 2002, with respect to the consolidated financial statements and schedule of Quovadx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado
May 13, 2002